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                                                                       OMB APPROVAL
                                  UNITED STATES                -----------------------------
                       SECURITIES AND EXCHANGE COMMISSION      OMB Number:         3235-0058
                             Washington, D.C. 20549            Expires:       April 30, 2009
                                                               Estimated average burden
                                   FORM 12b-25                 hours per response ..... 2.50
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                      Commission File Number _____________     -----------------------------
                                                                    SEC FILE NUMBER
                                                                       000-33473
                           NOTIFICATION OF LATE FILING         -----------------------------
                                                                        CUISP NUMBER
                                                                         92823V202
                                                               -----------------------------
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      (Check One): |X| Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q
                   |_| Form N-SAR

                   For Period Ended: _____________________

                   |_| Transition Report on Form 10-K

                   |_| Transition Report on Form 20-F

                   |_| Transition Report on Form 11-K

                   |_| Transition Report on Form 10-Q

                   |_| Transition Report on Form N-SAR

                   For the Transition Period Ended:_____________________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION

VIRIDAX CORPORATION
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Full Name of Registrant


I&E TROPICALS, INC.
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Former Name if Applicable


270 N.W. 3RD COURT
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Address of Principal Executive Office (Street and Number)


BOCA RATON, FL 33432-3720
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City, State and Zip Code



PART II - RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     | (a)  The reasons  described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense;
     |
     | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof | will be filed on or before the 15th calendar day following the
|X| | prescribed due date; or the subject quarterly report or transition | report on Form 10-Q, or portion thereof will be filed on or before
     |      the fifth calendar day following the prescribed due date; and
     |
     | (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
     |      12b-25(c) has been attached if applicable.

      PART III - NARRATIVE

      Under instructions from our auditor, an independent CPA firm is preparing an Appraisal Report for Certain Bacteriophage-Based products owned by the Corporation as of the end of our fiscal year - April 30, 2007. This firm is not able to complete its report in time to meet the filing of our Form 10-KSB within the prescribed time.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     LEDYARD H. DEWEES                      (561)         368-1427
     ---------------------------------------------------------------------------
                       (Name)            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 |X| Yes  |_| No
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(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes  |X| No

      If so: attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

                               VIRIDAX CORPORATION
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   7/30/07                     By  /s/ Ledyard H. DeWees
    -------------------               ------------------------------------------
                                        Ledyard H. DeWees, Secretary


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).
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